      AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON MAY 23, 1996



                                                      REGISTRATION NO. 333-04207

- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------

                                 AMENDMENT NO.1


                                       TO

                                    FORM S-1
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                            ------------------------

                  BRESNAN COMMUNICATIONS COMPANY HOLDING, L.P.
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

                 DELAWARE                                    483                                    13-3887246
     (STATE OR OTHER JURISDICTION OF             (PRIMARY STANDARD INDUSTRIAL                    (I.R.S. EMPLOYER
      INCORPORATION OR ORGANIZATION)             CLASSIFICATION CODE NUMBER)                  IDENTIFICATION NUMBER)

                            ------------------------
                        BCC HOLDING CAPITAL CORPORATION
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

                 DELAWARE                                    483                                    13-3887242
     (STATE OR OTHER JURISDICTION OF             (PRIMARY STANDARD INDUSTRIAL                    (I.R.S. EMPLOYER
      INCORPORATION OR ORGANIZATION)             CLASSIFICATION CODE NUMBER)                  IDENTIFICATION NUMBER)

                            ------------------------
                             709 WESTCHESTER AVENUE
                       WHITE PLAINS, NEW YORK 10604-3023
                                 (914) 993-6600
              (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER,
       INCLUDING AREA CODE, OF REGISTRANTS' PRINCIPAL EXECUTIVE OFFICES)

                               WILLIAM J. BRESNAN
                     PRESIDENT AND CHIEF EXECUTIVE OFFICER
                          BRESNAN COMMUNICATIONS, INC.
                             709 WESTCHESTER AVENUE
                       WHITE PLAINS, NEW YORK 10604-3023
                                 (914) 993-6600
           (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER,
                   INCLUDING AREA CODE, OF AGENT FOR SERVICE)

                                   Copies to:

            WILLIAM F. SCHWITTER, ESQ.                            MARC S. ROSENBERG, ESQ.
        PAUL, HASTINGS, JANOFSKY & WALKER                         CRAVATH, SWAINE & MOORE
                 399 PARK AVENUE                                      WORLDWIDE PLAZA
             NEW YORK, NEW YORK 10022                                825 EIGHTH AVENUE
                  (212) 318-6000                                  NEW YORK, NEW YORK 10019
                                                                       (212) 474-1000

                            ------------------------
     APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC : As soon as practicable after the effective date of this Registration Statement.

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 (the "Securities Act"), check the following box. / /.

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /.

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /.

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. / /.

                            ------------------------

     THE REGISTRANTS HEREBY AMEND THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANTS SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------

                             CROSS-REFERENCE SHEET
                   PURSUANT TO ITEM 501(B) OF REGULATION S-K

           FORM S-1 ITEM NUMBER AND HEADING              LOCATION OR CAPTION IN PROSPECTUS
      ------------------------------------------   ---------------------------------------------
  1.  Forepart of the Registration Statement and
        Outside Front Cover Page of
        Prospectus..............................   Facing Page of Registration Statement;
                                                   Outside Front Cover Page of Prospectus
  2.  Inside Front and Outside Back Cover Pages
        of Prospectus...........................   Inside Front Cover Page of Prospectus;
                                                   Outside Back Cover Page of Prospectus
  3.  Summary Information, Risk Factors and
        Ratio of Earnings to Fixed Charges......   Prospectus Summary; Risk Factors; Selected
                                                     Financial and Operating Data
  4.  Use of Proceeds...........................   Use of Proceeds
  5.  Determination of Offering Price...........   Not Applicable
  6.  Dilution..................................   Not Applicable
  7.  Selling Security Holders..................   Not Applicable
  8.  Plan of Distribution......................   Outside Front Cover Page of Prospectus;
                                                     Underwriting
  9.  Description of Securities to be
        Registered..............................   Outside Front Cover Page of Prospectus;
                                                     Description of Debentures
 10.  Interests of Named Experts and Counsel....   Not Applicable
 11.  Information with Respect to the
        Registrants.............................   Outside Front Cover Page of Prospectus; Risk
                                                     Factors; Capitalization; Organization;
                                                     Selected Financial and Operating Data;
                                                     Management's Discussion and Analysis of
                                                     Financial Condition and Results of
                                                     Operations; Business; Legislation and
                                                     Regulation; Management; Certain
                                                     Relationships and Related Transactions;
                                                     Principal Partners; The Reorganization;
                                                     Description of Partnership Agreements;
                                                     Description of Bank Credit Facility;
                                                     Financial Statements
 12.  Disclosure of Commission Position on
        Indemnification for Securities Act
        Liabilities.............................   Not Applicable

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

     Expenses in connection with the issuance and distribution of the securities being registered hereby are set forth below, all of which will be paid by Bresnan Communications Company Limited Partnership ("BCCLP"), a subsidiary of Bresnan Communications Company Holding, L.P. (the "Company"). Except for the SEC registration fee and the NASD filing fee, all of the following expenses are estimated.

            SEC registration fee.....................................    $34,483
            NASD filing fee..........................................     10,500
            Printing and engraving expenses..........................    100,000
            Accounting fees and expenses.............................     35,000
            Registrants' legal fees and expenses.....................    150,000
            Blue sky filing fees and expenses........................     12,000
            Trustee fees and expenses................................     10,000
            Rating agency fees and expenses..........................     35,000
            Miscellaneous expenses...................................    238,017
                                                                         -------
                      Total..........................................   $625,000
                                                                         =======

ITEM 14.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     Amended and Restated Agreement of Limited Partnership

     The Company's Amended and Restated Agreement of Limited Partnership provides that the Company (but not any partner therein or affiliate of any such partner) shall indemnify and hold harmless the Company's general partners, and their respective affiliates, partners, officers, directors, employees and agents, from and against any and all claims, demands, liabilities, costs, damages and causes of action of any nature whatsoever arising out of or incidental to the management by the general partners of the Company's affairs, except where such general partners have committed fraud, gross negligence or willful misconduct.

     The Company's indemnification obligations with respect to its general partner include payment of reasonable attorneys' fees or other expenses incurred in connection with any settlement or in any legal proceeding, and the removal of any liens affecting any property of the indemnitee.

     Management Agreement

     Pursuant to the Amended and Restated Management Agreement dated as of May
[ ], 1996 between the Company and Bresnan Communications, Inc. ("BCI"), the Company is required to indemnify and hold harmless BCI, in its capacity as management company under such agreement, as well as BCI's officers, directors, employees and control persons, from and against any and all claims, damages, liabilities, costs and expenses (including reasonable attorneys' fees and court costs) which may be incurred by reason of BCI's duties or obligations thereunder, except with respect to acts constituting gross negligence or willful misconduct.

     Administration Agreement

     Pursuant to the Amended and Restated Administration Agreement dated as of May [ ], 1996 between the Company and Bresnan Management Services, Inc. ("BMSI"), the Company is required to indemnify and hold harmless BMSI, as well as BMSI's officers, directors, employees and control persons, from and against any and all claims, damages, liabilities, costs and expenses (including reasonable attorneys' fees and court costs) which may be incurred by reason of BMSI's duties or obligations thereunder, except with respect to acts constituting gross negligence or willful misconduct.

     Delaware General Corporation Law; BCC Holding Capital Corporation's Organizational Documents

     Reference is made to Section 102(b)(7) of the Delaware General Corporation Law (the "DGCL"), which enables a corporation in its original certificate of incorporation or an amendment thereto to eliminate or limit the personal liability of a director to the corporation for monetary damages for breaches of the director's fiduciary duty, except with respect to the liability of a director (i) for any breach of the director's duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) pursuant to
Section 174 of the DGCL (providing for liability of directors for the unlawful payment of dividends or unlawful stock purchases or redemptions, whether willful or negligent) or (iv) for any transaction from which a director derived an improper personal benefit.

     Reference is also made to Section 145 of the DGCL which provides that a corporation may indemnify any persons, including officers and directors, who are, or are threatened to be made, parties to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of such corporation), by reason of the fact that such person was an officer, director, employee or agent of such corporation, or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation, partnership or enterprise. The indemnity may include expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, provided such officer, director, employee or agent (i) acted in good faith and in a manner he reasonably believed to be in and not opposed to the corporation's best interests and (ii) with respect to any criminal action or proceeding, had no reasonable cause to believe that his conduct was unlawful. A Delaware corporation may also indemnify an officer, director, employee and agent in an action or suit by or in the right of the corporation under the conditions described in clause (i) of the preceding sentence, except that no indemnification is permitted without judicial approval if the officer, director, employee and agent is adjudged to be liable to the corporation. Where an officer or director is successful on the merits or otherwise in the defense of any action referred to above, the corporation must indemnify such person against the expenses (including attorneys' fees) actually and reasonably incurred by such person in connection therewith.

     The Certificate of Incorporation and Bylaws of BCC Holding Capital Corporation provide for indemnification of officers and directors to the fullest extent permitted by applicable law.

     Underwriting Agreement

     The Underwriting Agreement filed as Exhibit 1.1 to this Registration Statement provides for indemnification of the Registrants and their respective officers, directors and Executive Committee members, as the case may be, by the Underwriters, and of the Underwriters by the Registrants, for certain liabilities arising under the Securities Act of 1933, as amended (the "Securities Act"), or otherwise.

ITEM 15.  RECENT SALES OF UNREGISTERED SECURITIES.

     On April 25, 1996, BCC Holding Capital Corporation sold 100 shares of common stock, par value $.01 per share to the Company for an aggregate price of $1.00. These shares were sold pursuant to the exemption from registration afforded by Section 4(2) of the Securities Act.

ITEM 16.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

     (a) Exhibits


   1.1   --  Form of Underwriting Agreement*
   3.1   --  Amended and Restated Agreement of Limited Partnership of Bresnan Communications
             Company Holding, L.P.*
   3.2   --  Certificate of Incorporation of BCC Holding Capital Corporation**
   3.3   --  By-Laws of BCC Holding Capital Corporation**
   4.1   --  Form of Indenture*
   4.2   --  Form of the Senior Debentures*
   4.3   --  Fourth Amended and Restated Loan Agreement dated [          ], 1996 by and among
             Bresnan Communications Company Limited Partnership, as borrower, and certain banks, as lenders*
   5.1   --  Opinion of Paul, Hastings, Janofsky & Walker*
  10.1   --  Amended and Restated Management Agreement dated as of [          ], 1996 between
             Bresnan Communications Company Limited Partnership and Bresnan Communications,
             Inc.*
  10.2   --  Amended and Restated Administration Agreement dated as of [          ], 1996
             between Bresnan Communications Company Limited Partnership and Bresnan Management
             Services, Inc.*
  10.3   --  Equipment Purchase Agreement dated as of October 31, 1984 between Bresnan
             Communications Company Limited Partnership and Community Tele-Communications,
             Inc.**
  10.4   --  Supply Agreement dated as of October 31, 1984 between Bresnan Communications
             Company Limited Partnership and Satellite Services, Inc.***
  10.5   --  Reference is made to Exhibit 4.3, Exhibit 4.4, Exhibit 4.5 and Exhibit 4.6
  12.1   --  Statement regarding computation of ratio of earnings to fixed charges**
  23.1   --  Consent of Ernst & Young LLP**
  23.2   --  Consent of Paul, Hastings, Janofsky & Walker (contained in Exhibit 5.1 of this
             Registration Statement)*
  24.1   --  Power of Attorney (contained on signature page of this Registration Statement)**
  25.1   --  Statement of Eligibility of Trustee on Form T-1*
  27.1   --  Financial Data Schedule**


- ---------------
  * To be filed by amendment.


 ** Previously filed.



*** The Company is applying for confidential treatment of portions of this Exhibit.


     (b) Financial Statement Schedules
        Schedule II -- Valuation and Qualifying Accounts
     Other prescribed financial statement schedules are not furnished because the required information is either included elsewhere in this Registration
Statement, or such schedules are not required or are inapplicable.

ITEM 17.  UNDERTAKINGS.

     (h) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrants pursuant to the foregoing provisions, or otherwise, the Registrants have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrants of expenses incurred or paid by a director, officer or controlling person of the Registrants in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrants will, unless in the opinion of their counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

          (i) The Registrants hereby undertake that:

          (1) For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrants pursuant to Rule 424(b)(1) or
     (4) or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.

          (2) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrants have duly caused this Amendment No. 1 to the Registration Statement to be signed on their behalf by the undersigned, thereunto duly authorized, in the City of White Plains, State of New York, on May 23, 1996.

                                          BRESNAN COMMUNICATIONS COMPANY
                                            HOLDING, L.P.

                                          By: BCI (USA), L.P.
                                            Its Managing General Partner

                                          By: BRESNAN COMMUNICATIONS, INC.
                                            Its General Partner

                                          By: /s/ WILLIAM J. BRESNAN
                                            ------------------------------------
                                                     William J. Bresnan
                                               President and Chief Executive
                                                           Officer

                                          BCC HOLDING CAPITAL CORPORATION

                                          By: /s/ WILLIAM J. BRESNAN
                                            ------------------------------------
                                                     William J. Bresnan
                                                         President

     Pursuant to the requirements of the Securities Act of 1933, as amended, this Amendment No. 1 to the Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.



                 SIGNATURE                              TITLE                      DATE
                 ---------                              -----                      ----
                        *                   President and Chief Executive        May 23, 1996
- ------------------------------------------  Officer of Bresnan Communications,
            William J. Bresnan              Inc.

                        *                   Senior Vice President and Chief      May 23, 1996
- ------------------------------------------  Financial Officer of Bresnan
            Jeffrey S. DeMond               Communications, Inc.; Member of the
                                            Executive Committee

           /s/ ANDREW C. KOBER              Vice President and Controller of     May 23, 1996
- ------------------------------------------  Bresnan Communications, Inc.
             Andrew C. Kober

                        *                   Member of the Executive Committee    May 23, 1996
- ------------------------------------------
            Michael W. Bresnan

                        *                   Member of the Executive Committee    May 23, 1996
- ------------------------------------------
             Marvin L. Jones

                        *                   Member of the Executive Committee    May 23, 1996
- ------------------------------------------
          William R. Fitzgerald

      *By:      /s/ ANDREW C. KOBER
      -----------------------------
             Attorney-in-Fact

                         REPORT OF INDEPENDENT AUDITORS

The Partners
Bresnan Communications Company Limited Partnership

     We have audited the financial statements of Bresnan Communications Company Limited Partnership as of December 31, 1994 and 1995, and for each of the three years in the period ended December 31, 1995, and have issued our reports thereon dated March 8, 1996 (included elsewhere in this Registration Statement). Our audits included the financial statement schedule listed in Item 16(b) of this Registration Statement. This schedule is the responsibility of the Partnership's management. Our responsibility is to express an opinion based on our audits.

     In our opinion, the financial statement schedule referred to above, when considered in relation to the basic financial statements taken as a whole, presents fairly in all material respects the information set forth therein.

                                          ERNST & YOUNG LLP

New York, New York
March 8, 1996

                SCHEDULE II -- VALUATION AND QUALIFYING ACCOUNTS

                                      BALANCES AT    ADDITIONS CHARGED
                                      BEGINNING OF     TO COSTS AND                      BALANCE AT END
                                         PERIOD          EXPENSES        DEDUCTIONS(1)      OF PERIOD
                                      ------------   -----------------   -------------   ---------------
For the three months ended March 31,
  1996 (unaudited)
Allowance for receivables...........    $311,000        $   313,000       $  (330,000)      $ 294,000
                                        ========         ==========       ===========        ========
For the year ended December 31, 1995
Allowance for receivables...........    $300,000        $ 1,077,000       $(1,066,000)      $ 311,000
                                        ========         ==========       ===========        ========
For the year ended December 31, 1994
Allowance for receivables...........    $237,000        $   991,000       $  (928,000)      $ 300,000
                                        ========         ==========       ===========        ========
For the year ended December 31, 1993
Allowance for receivables...........    $119,000        $   741,000       $  (623,000)      $ 237,000
                                        ========         ==========       ===========        ========

- ---------------
(1) Represents the write-off of uncollectible accounts, net of recoveries and the sale of receivables to acquiring companies.

                                 EXHIBIT INDEX


EXHIBIT
  NO.                                                                                   PAGE NO.
- -------                                                                                 --------
   1.1   --    Form of Underwriting Agreement*
   3.1   --    Amended and Restated Agreement of Limited Partnership of Bresnan
               Communications Company Holding, L.P.*
   3.2   --    Certificate of Incorporation of BCC Holding Capital Corporation**
   3.3   --    By-Laws of BCC Holding Capital Corporation**
   4.1   --    Form of Indenture*
   4.2   --    Form of the Senior Debentures*
   4.3   --    Fourth Amended and Restated Loan Agreement dated [            ], 1996
               by and among Bresnan Communications Company Limited Partnership, as borrower, and certain banks, as lenders*
   5.1   --    Opinion of Paul, Hastings, Janofsky & Walker*
  10.1   --    Amended and Restated Management Agreement dated as of [             ],
               1996 between Bresnan Communications Company Limited Partnership and
               Bresnan Communications, Inc.*
  10.2   --    Amended and Restated Administration Agreement dated as of [
                           ], 1996 between Bresnan Communications Company Limited
               Partnership and Bresnan Management Services, Inc.*
  10.3   --    Equipment Purchase Agreement dated as of October 31, 1984 between
               Bresnan Communications Company Limited Partnership and Community Tele-
               Communications, Inc.**
  10.4   --    Supply Agreement dated as of October 31, 1984 between Bresnan
               Communications Company Limited Partnership and Satellite Services,
               Inc.***
  10.5   --    Reference is made to Exhibit 4.3, Exhibit 4.4, Exhibit 4.5 and Exhibit
               4.6
  12.1   --    Statement regarding computation of ratio of earnings to fixed charges**
  23.1   --    Consent of Ernst & Young LLP**
  23.2   --    Consent of Paul, Hastings, Janofsky & Walker (contained in Exhibit 5.1 of this Registration Statement)*
  24.1   --    Power of Attorney (contained on signature page of this Registration
               Statement)**
  25.1   --    Statement of Eligibility of Trustee on Form T-1*
  27.1   --    Financial Data Schedule**


- ---------------
  * To be filed by amendment.


 ** Previously filed.



*** The Company is applying for confidential treatment of portions of this Exhibit.